                         Independent Auditors' Consent





The Board of Directors
Yardville National Bancorp:


We consent to incorporation by reference in the registration statement (No. 33-98076) on Form S-8 of Yardville National Bancorp of our report dated January 31, 1997 relating to the consolidated statements of condition of Yardville National Bancorp and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report is incorporated by reference in the December 31, 1996 annual report on Form 10-K of Yardville National Bancorp.




                                             /s/ KPMG Peat Marwick LLP
                                                 ---------------------
                                                 KPMG Peat Marwick LLP



Princeton, New Jersey
March 28, 1997